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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------



As independent public accountants, we hereby consent to the use of our report dated July 18, 2000, and to all references to our firm included in or made a part of this registration statement of Nuveen Flagship Multistate Trust I (comprising the Nuveen Flagship Arizona Municipal Bond Fund, Nuveen Flagship Colorado Municipal Bond Fund, Nuveen Flagship Florida Municipal Bond Fund, Nuveen Maryland Municipal Bond Fund, Nuveen Flagship New Mexico Municipal Bond Fund, Nuveen Flagship Pennsylvania Municipal Bond Fund and Nuveen Flagship Virginia Municipal Bond Fund).



ARTHUR ANDERSEN LLP

Chicago, Illinois
September 26, 2000